2
                                 MAXTOR CORPORATION
                                                                 EXHIBIT 11.1

                    COMPUTATION OF NET INCOME (LOSS) PER SHARE
                       (In thousands, except per share data)

                                  Three Months Ended      Nine Months Ended
                                 Dec. 25,   Dec. 26,      Dec. 25,  Dec. 26,
                                   1993        1992        1993       1992
Primary
   Weighted average number of
   common shares outstanding
   during the period              29,474      27,421       29,255

Incremental common shares
   attributable to exercise of
   outstanding options(assuming
   proceeds would be used to
   purchase treasury stock)            -       2,975            -
                                 --------    -------      -------

Total Shares                      29,474      30,396       29,255     29,664
                                 ========    =======      =======    =======

Net income (loss)              $(121,305)    $18,630    $(253,107)   $65,804
                                =========    =======    =========    =======

Net income (loss) per share     $  (4.12)    $  0.61    $   (8.65)   $  2.22
                                =========    =======    =========    =======

Fully Diluted

Weighted average number of
   common shares outstanding
   during the period              29,474      27,421
Incremental common shares
   attributable to exercise of
   outstanding options(assuming
   proceeds would be used to
   purchase treasury stock)            -       2,983
Incremental common shares
   attributable to assumed
   conversion of 5.75% convertible
   subordinated debentures             -       2,500
                                --------     -------

Total Shares                      29,474      32,904       29,255     32,218
                                ========     =======      =======    =======

Net income (loss)              $(121,305)    $18,630    $(253,107)   $65,804

Add 5.75 convertible subordinated
   debenture interest                  -         863            -      2,589
                                --------     -------    ---------    -------

Adjusted net income (loss)     $(121,305)    $19,493    $(253,107)   $68,393
                                ========     =======    =========    =======

Net income (loss) per share     $  (4.12)    $  0.59    $   (8.65)   $  2.12
                                ========     =======    =========    =======